Exhibit 10.1

RAPID7, INC.

EXECUTIVE INCENTIVE BONUS PLAN

1. Purpose. This Executive Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Rapid7, Inc. (the “Company”) and its Subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below). The Incentive Plan operates under, and is part of, the Rapid7, Inc. 2015 Equity Incentive Plan (as amended from time-to-time, the “2015 Plan”), which has been approved by the Company’s Board of Directors (the “Board”) and the Company’s stockholders. Defined terms not explicitly defined in this Incentive Plan but defined in the 2015 Plan shall have the same definitions as in the 2015 Plan. The Incentive Plan is intended to permit the payment of bonuses that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations and guidance thereunder (“Performance-Based Compensation”).

2. Covered Executives. From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3. Administration. The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4. Bonus Determinations.

(a) Corporate Performance Goals. A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more Corporate Performance Goals that are established by the Compensation Committee. As used herein, the term “Corporate Performance Goals” means the goal(s) (or combined goal(s)) determined by the Compensation Committee, in its sole discretion, to be applicable to a Covered Executive with respect to a bonus as set forth in Sections 13(oo) and 13(pp) of the 2015 Plan. The criteria set forth in Sections 13(oo) and 13(pp) of the 2015 Plan may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. The Corporate Performance Goals may differ from Covered Executive to Covered Executive.

(b) Calculation of Corporate Performance Goals. At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Executive. In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.

(c) Target; Minimum; Maximum. Each Corporate Performance Goal shall have a “target” (100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

(d) Bonus Requirements; Individual Goals. Except as otherwise set forth in this Section 4(d):

(i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals,

(ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each performance period, and

(iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(e) Individual Target Bonuses. The Compensation Committee shall establish a target bonus opportunity for each Covered Executive for each performance period. For each Covered Executive, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of individual performance objectives.

(f) Employment Requirement. Unless otherwise expressly provided in a written agreement between the Covered Executive and the Company, the payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s continued employment by the Company on the bonus payment date. If a Covered Executive was not employed for an entire performance period, the Compensation Committee may pro-rate the bonus based on the number of days employed during such performance period.

5. Timing of Payment

(a) With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each performance period after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later 74 days after the end of the fiscal year in which such performance period ends.

(b) With respect to Corporate Performance Goals established and measured on an annual or multi-year basis, Corporate Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year) after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/or individual goals for any such period are met, bonus payments will be made as soon as practicable, but not later than 74 days after the end of the relevant fiscal year.

(c) For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year.

6. Bifurcation of the Incentive Plan. It is the intent of the Company that the Incentive Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Covered Executives whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m) and whose payment hereunder is intended to qualify as Performance-Based Compensation, qualify as Performance-Based Compensation. Any provision, application or interpretation of the Incentive Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Incentive Plan, the provisions of the Incentive Plan may at any time be bifurcated by the Compensation Committee in any manner so that certain provisions of the Incentive Plan or any payment intended (or required) to satisfy the applicable requirements of Section 162(m) are applicable only to persons whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m) and whose payment hereunder is intended to qualify as Performance-Based Compensation.

7. No Guarantee of Employment. The Incentive Plan is intended to provide a financial incentive to Covered Executives and is not intended to confer any rights to continued employment upon Covered Executives whose employment will remain at-will and subject to termination by either the Company or Covered Executive at any time, with or without cause or notice.

8. Recovery. Any amounts paid under this Incentive Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts, including any policy adopted pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

9. Amendment and Termination. The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

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